Exhibit 99.2

Transmeridian Exploration Announces Increase in Approved Gas

Flaring Volumes for South Alibek Field

Houston, Texas (PRIME NEWSWIRE) October 22, 2007 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has received Kazakhstan Government approval for its Gas Utilization Program with increased gas flaring volumes for 2007 and all of 2008. With this authorization, the company expects it can better plan and schedule its work program, bring new wells on stream and optimize production.

“We continue to make good progress with our gas utilization plan, and look forward to completing this project by December 2007,” commented Lorrie T. Olivier, Chief Executive Officer. “The approval for associated gas flaring volumes provides continuity in the implementation of our operational strategies and should preclude any further disruption in production such as that experienced during the third quarter of this year. The company is now in a position to initiate production from the four wells that had been drilled in the second quarter but not placed on production due to operational constraints. We also plan to initiate a pilot gas lift project to increase production rates from existing wells. Our current production levels and the rationalization of surplus stock and non strategic Kazakhstan assets should allow us to meet all of our current operating needs, and with the resumption of development work and resulting new production, we expect to ease further cash demands, especially given the current market of elevated crude oil prices,” continued Olivier.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia.

For more information please contact the following:

Lorrie T. Olivier, CEO

Earl W. McNiel, CFO

5847 San Felipe, Suite 4300

Houston, Texas 77057

Phone: (713) 458-1100

Fax: (713) 781-6593

E-mail: tmei@tmei.com

Website: www.tmei.com

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created therein. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to those discussed in Transmeridian Exploration Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and other filings with the Securities and Exchange Commission (SEC). Although the Company believes the assumptions underlying the forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion herein should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.